EXHIBIT 99
For Immediate Release
                                           Contact:   Karen A. Warren
                                                 (Investor Relations)
April 23, 2001                                           401-727-5401
                                                    Wayne S. Charness
                                                         (News Media)
                                                         401-727-5983


                    HASBRO REPORTS FIRST QUARTER RESULTS

       OUTLOOK FOR FULL-YEAR 2001 ON TRACK TO RETURN TO PROFITABILITY

     Pawtucket, RI (April 23, 2001) - Hasbro, Inc. (NYSE:HAS) today reported first quarter results. Worldwide net revenues were $463.3 million, compared to a record $773.5 million a year ago. The net loss for the quarter was $25.0 million, compared to earnings of $15.1 million in 2000, and diluted loss per share was $0.15, compared to earnings of $0.08 in 2000. The Company also reported first quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $34.4 million, compared to $95.5 million a year ago.

     "Today we announced first quarter revenues which were $310 million or 40% lower than a year ago. This was not unexpected. We knew coming into the year that comparisons for the first two quarters would be very difficult. The decline in revenue can be attributed to POKEMON, Furby and the sale of Hasbro Interactive. Although we are reporting a loss today, it is in line with our expectations, and we are on track to deliver on our profitability goal for the year. However, as we had stated previously, it will not be until the second half, when the majority of our new product lines ship, that we will see the real benefits to the bottom line," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     Revenue from the Game and U.S. Toys segments declined year over year, primarily due to POKEMON trading card games and toys and the sale of Hasbro Interactive. Both the Game and U.S. Toys segments had pre-tax losses, but there was improvement year over year in the U. S. Toys segment. International revenue declined year over year, primarily due to POKEMON and Furby. This decline in international segment revenue resulted in a pre-tax loss for the international segment in the first quarter.

       "We've made significant progress in our cost savings initiatives, with reductions in all operating expense categories. These reductions were primarily attributable to our ongoing cost reduction program that we announced last year and the sale of Hasbro Interactive and Games.com," said Alfred J. Verrecchia, President and Chief Operating Officer.

     "In addition, we finished the quarter with minimal usage of our bank lines and significant cash on hand. Adjusted for the $313 million payment made in early April 2000 to fund the "Modified Dutch Auction" tender offer, cash increased $150 million year over year. As a further indication of strong financial management, we reduced our inventory levels and accounts receivable. Hasbro's management team remains focused and the expense reduction initiatives we began last year are a major step towards our most important objective of returning as quickly as possible to the profitability levels we have had historically," Verrecchia noted.

     Effective January 1, 2001, Hasbro adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." As a result of the adoption of this statement, Hasbro recorded a one-time transition adjustment charge of $1.07 million or $0.01 per share, net of tax, in the consolidated statement of operations for the quarter.

     The company will webcast its first quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Investors & Media" from the home page, then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.

(Tables Attached)
                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                   -------------------------
                                                   Apr. 1,          Apr. 2,
                                                     2001             2000
                                                   --------         --------
Net Revenues                                       $463,286         $773,481
Cost of Sales                                       189,805          300,301
                                                   --------         --------
Gross Profit                                        273,481          473,180
Amortization                                         29,421           32,856
Royalties, Research and Development                  56,735          126,039
Advertising                                          47,613           69,359
Selling, Distribution and Administration            153,819          204,736
                                                   --------         --------
Operating Profit (Loss)                             (14,107)          40,190
Interest Expense                                     25,890           21,443
Other (Income) Expense, Net                          (4,765)          (3,176)
                                                   --------         --------
Earnings (Loss) Before Income Taxes and
  Cumulative Effect of Accounting Change            (35,232)          21,923
Income Taxes                                        (11,274)           6,796
                                                   --------         --------
Earnings (loss) before Cumulative
  Effect of Accounting Change                       (23,958)          15,127
Cumulative Effect of Accounting Change               (1,066)            -
                                                   --------         --------
Net Earnings (Loss)                                $(25,024)        $ 15,127
                                                   ========         ========
Per Common Share
  Earnings (Loss) before Cumulative Effect
    of Accounting Change
    Basic and Diluted                              $   (.14)        $    .08
                                                   ========         ========
  Cumulative Effect of Accounting Change
    Basic and Diluted                              $   (.01)        $     -
                                                   ========         ========
  Net Earnings (Loss) per share
    Basic and Diluted                              $   (.15)        $    .08
                                                   ========         ========
  Cash Dividends Declared                          $    .03         $    .06
                                                   ========         ========
Weighted Average Number
 of Shares
  Basic                                             171,933          189,563
                                                   ========         ========
  Diluted                                           171,933          190,341
                                                   ========         ========

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Apr. 1,          Apr. 2,
                                                      2001            2000
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $  180,766      $  343,643
  Accounts Receivable, Net                           255,450         455,374
  Inventories                                        306,624         442,150
  Other Current Assets                               390,596         451,596
                                                   ---------       ---------
  Total Current Assets                             1,133,436       1,692,763
  Property, Plant and Equipment, Net                 279,184         315,091
  Other Assets                                     1,950,338       1,998,832
                                                   ---------       ---------
  Total Assets                                    $3,362,958      $4,006,686
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   92,229      $   79,597
  Payables and Accrued Liabilities                   713,034       1,138,429
                                                   ---------       ---------
  Total Current Liabilities                          805,263       1,218,026
  Long-term Debt                                   1,167,528       1,169,406
  Deferred Liabilities                               116,784         105,180
                                                   ---------       ---------
  Total Liabilities                                2,089,575       2,492,612
  Total Shareholders' Equity                       1,273,383       1,514,074
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,362,958      $4,006,686
                                                   =========       =========